Exhibit 2.2

                          STOCK CONTRIBUTION AGREEMENT

     THIS STOCK CONTRIBUTION AGREEMENT, made and entered into on May 25, 2004, but effective for all purposes as of April 15, 2004 by and between VoIP, Inc., a Texas corporation (hereinafter referred to as the "Buyer") and Steven Ivester (the "Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is the holder of 100,000 shares of the outstanding common stock (hereinafter referred to as the "eGlobal Shares") of eGlobalphone, Inc., a Florida corporation ("eGlobal"), representing 100% of all shares outstanding, and of 100,000 shares of the outstanding common stock (the "VSI
Share") of VoIP Solutions, Inc., a Florida corporation ("VSI"), representing 100% of all shares outstanding; and

     WHEREAS, the Seller desires to contribute the eGlobal Shares and the VSI Shares (together the "Shares") to Buyer and Buyer desires to accept the Shares on the terms and subject to the conditions set forth herein;

     NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

                                       I.
                             CONTRIBUTION OF SHARES

     SECTION 1.01 Contribution of Shares. Subject to the terms and conditions set forth herein, effective immediately upon the execution hereof, Seller shall contribute and transfer to the Buyer, and the Buyer shall accept from Seller the eGlobal Shares and the VSI Shares. Seller shall transfer all of its right, title, and interest in and to the Shares being conveyed by it to Buyer free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against the Shares.

     SECTION 1.02 Purchase Price. The purchase price of the Shares (hereinafter referred to as the "Purchase Price") shall be the 12,500,000 shares of Buyer previously issued to Seller in March 2004.

     SECTION 1.03 Deliveries. Upon execution of this Agreement, Buyer shall deliver to Seller certificates for the Shares, along with the corporate minute book and all other books and records of eGlobal and VSI.


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                                      II.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER


     SECTION 2.01 Brokers. Seller has not made any agreement or arrangement which would result in any broker, finder, agent or other person or entity having any claim for any fee, commission, or payment against Buyer or the Company in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 2.02 Ownership of Shares. Seller is the record and beneficial owners of all of the Shares and has good and valid title to such Shares free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against such Shares. Such Shares are not subject to any option, right, proxy, voting agreement, voting trust, or any other agreement, understanding, or arrangement affecting the Shares.

     SECTION 2.03 Authorization, etc. Seller has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Seller.

     SECTION 2.04 No Consent Required. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental or public body or authority or other party on the part of Seller is required for such Seller to execute and deliver this Agreement and perform its obligations hereunder.

     SECTION 2.05 Assets. A listing of the assets and rights owned and liabilities owed by eGlobal and VSI as of March 31, 2004 are attached hereto as Exhibit A, reflecting the book values thereof. All such assets are owned by the respective company free and clear of any liens, claims, encumbrances or charges of infringement or interference by any third party.

                                      III.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to, and agrees with, the Seller as follows:

     SECTION 3.01 Brokers. Buyer has not made any agreement or arrangement which would result in any broker, finder, agent or other person or entity having any claim for any fee, commission, or payment against Seller in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.02 Authorization, etc. Buyer has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Buyer.

     SECTION 3.03 No Consent Required. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental or public body or authority is required for Buyer to execute and deliver this Agreement and perform its obligations hereunder.

                                       IV.
                                 INDEMNIFICATION

     SECTION 4.01 Buyer's Claims. Seller shall indemnify and hold harmless Buyer, its successors and assigns, and their respective officers, directors, employees, shareholders, agents, and affiliates against any and all damages, claims, losses, liabilities, and expenses actually incurred by Buyer, including, without limitation, legal, accounting, and other expenses, which may arise out of any breach of any of the representations or warranties made in this Agreement by the Seller (hereinafter referred to as a "Claim" or "Claims").

     SECTION 4.02 Seller's Claim. Buyer shall indemnify and hold harmless Seller and its assigns, agents, and affiliates against any and all damages, claims, losses, liabilities and expenses, including without limitation, legal accounting, and other expenses actually incurred by Seller, which may arise out of any breach of any of the representations or warranties made in this Agreement by Buyer. Buyer further agrees to indemnify Seller and hold him harmless from any loss, claim or liability arising from the operation of the business of the Company from and after the date of Seller's involvement as an officer or shareholder of the Company. Seller shall be entitled to rely upon the indemnification provisions in the Company's bylaws for any actions engaged in by him prior to the date hereof.

                                       V.
                                OTHER AGREEMENTS

     SECTION 5.01 Future Assistance. Each party hereto shall assist the others in fulfilling the intent and purposes of this Agreement and shall take all such further action as shall be reasonably necessary to effectively convey the Shares to Buyer and allow for the timely reporting of the transaction to all governmental and taxing authorities.

     SECTION 5.02 Other Defined Terms. Capitalized words not otherwise defined in this Agreement shall have such meaning ascribed to such capitalized words in the Asset Purchase Agreement.

                                      VI.
                                  MISCELLANEOUS

     SECTION 6.01 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated, and the Seller shall not charge any such expenses to the Company.

     SECTION 6.02 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Shares pursuant hereto.

     SECTION 6.03 Certain Rules of Interpretation. Any information disclosed in any schedule attached hereto or any certificate furnished in connection herewith shall be deemed disclosed wherever otherwise required, and for all purposes, under this Agreement, whether or not specific reference was made thereto. Inclusion of any information in a schedule or exhibit shall not be deemed an admission as to the materiality of such information or otherwise alter or affect the provisions of the representation or warranty to which the schedule or exhibit relates.

     SECTION 6.04 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

     SECTION 6.05 LAW GOVERNING. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS.

     SECTION 6.06 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in writing.

     SECTION 6.07 Counterparts. This Agreement, including all agreements executed and delivered hereunder, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.08 Time. Time is of the essence of this Agreement.

     IN WITNESS WHEREOF, each of the Sellers and the Buyer has executed this Agreement or caused this Agreement to be executed on its behalf by its duly authorized representative, as of the day and year first above written.

                                     SELLER:



                                     By:    /s/ Steven Ivester
                                        ----------------------------------------
                                        Steven Ivester


                                     BUYER:

                                     VoIP, Inc.



                                     By:    /s/ Steven Ivester
                                        ----------------------------------------
                                        Steven Ivester, President



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                                    EXHIBIT A
                                    ---------

                               eGLOBALPHONE, INC.
                                     ASSETS

Current Assets
    Petty Cash
    Regular Checking Account Bank Atlantic - Temp Account Due from VOIP SOLUTIONS, INC.



Property and Equipment
    Furniture and Fixtures
    Equipment
    Other Depreciable Property
    Leasehold Improvements



Other Assets
    Deposits
    Organization Costs
    Corporate Domain
    Intellectual Property
    Patent rights




                                   LIABILITIES
Current Liabilities
    Accounts Payable

                              VoIP SOLUTIONS, INC.
                              --------------------


                                     ASSETS

Current Assets
    Accounts Receivable
    MAC-Inventory







Other Assets
    Intellectual Property






                                   LIABILITIES
Current Liabilities
    InterCo Ephone